Albany International Reports First-Quarter Earnings

First-Quarter Highlights

•
Net income per share was $0.32, after expenses related to previously announced cost reduction and process improvement initiatives reduced net income per share by $0.24. Net income per share was $0.60 in the first quarter of 2006.

•	Net sales were $257.7 million, an increase of 2.6 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 0.9 percent.

•	Net sales in the Paper Machine Clothing (PMC) segment declined 0.9 percent compared to the same period last year, and 3.7 percent excluding the effect of changes in currency translation rates.

•	Net sales increased 8.2 percent in the Applied Technologies segment compared to the same period last year, and 4.9 percent excluding the effect of changes in currency translation rates.

•	Net sales in the Door Systems segment increased 17.0 percent compared to the first quarter of 2006, and 8.9 percent excluding the effect of changes in currency translation rates.

ALBANY, N.Y., April 26 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE: AIN) reported first-quarter net income per share of $0.32, after expenses related to previously announced cost reduction and process improvement initiatives reduced net income by $0.24 per share. Net income per share was $0.60 in the first quarter of 2006.

Net sales increased $6.5 million, or 2.6 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 0.9 percent.

The following table presents net sales by segment and the effect of changes in currency translation rates:

(in thousands)	Net Sales Three Months ended March 31,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency Rate
	2007	2006	Change	Rates	Effect

Paper Machine Clothing	$182,306	$183,893	-0.9%	$5,271	-3.7%
Applied Technologies	40,938	37,843	8.2%	1,226	4.9%
Albany Door Systems	34,494	29,487	17.0%	2,394	8.9%
Total	$257,738	$251,223	2.6%	$8,891	-0.9%

Gross profit was 38.2 percent of net sales in the first quarter of 2007, compared to 41.4 percent in the first quarter of 2006 and 35.2 percent in the fourth quarter of 2006. In comparison to the first quarter of 2006, the decrease is principally due to the impact of lower PMC sales. In comparison to the fourth quarter of 2006, the increase in gross profit percentage reflects operating efficiency improvements.

Selling, technical, general, and research (STG&R) expenses were $82.3 million in the first quarter of 2007, including $2.9 million related to the effect of changes in currency translation rates and $9.2 million ($0.24 per share) of charges related to cost reduction and process improvement initiatives that have been previously announced. STG&R expenses were $74.6 million for the first quarter of 2006.

Operating income was $16.1 million in the first quarter of 2007, compared to $29.4 million in the first quarter of 2006, reflecting a lower gross profit percentage and the 2007 charges related to cost reduction and process improvement initiatives.

The first-quarter effective income tax rate was 25 percent in 2007, compared to 30 percent in 2006. The lower rate in 2007 is attributable to changes in the amount and mix of geographical income. Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109.” The effect of adopting this Interpretation was an increase in liabilities and a decrease in retained earnings of $2.5 million.

Net cash provided by operating activities was $17.3 million in comparison with $26.7 million in the first quarter of 2006. Capital spending during the first quarter of 2007 was $23.2 million, and the Company remains on track with its previously announced capital spending plans, which call for $160 to $180 million of spending in 2007. Depreciation and amortization were $14.2 million and $1.1 million, respectively, for the first quarter of 2007, and are expected to be approximately $60 million and $4 million, respectively, for the full year.

Paper Machine Clothing

This segment includes Paper Machine Clothing and Process Belts (PMC) used in the manufacture of paper and paperboard products.

Compared to Q1 2006, PMC net sales decreased 0.9 percent, and decreased 3.7 percent after excluding the effect of changes in currency translation rates. The decline in net sales compared to Q1 2006 resulted principally from lower sales in Europe. Compared to Q4 2006, net sales to Western Europe increased by 3.9 percent, following an 8.6 percent improvement from Q3 to Q4 of 2006. Orders in the Americas remained firm and were strong in both the European and Pacific Corridors.

Applied Technologies

This segment includes the emerging businesses that apply our core competencies in advanced textiles and materials to other industries including insulation for personal outerwear and home furnishings (PrimaLoft®); specialty materials and composite structures for aircraft and other applications (Albany Engineered Composites); specialty filtration products for wet and dry applications (Albany Filtration Technologies); fabrics, wires, and belting products for the nonwovens and pulp industries, and industrial process belts for tannery, textile, and corrugator applications (Albany Engineered Fabrics).

First-quarter net sales increased 8.2 percent compared to Q1 2006 and 4.9 percent excluding the effect of changes in currency translation rates. Compared to Q1 2006 and excluding the effect of changes in currency translation rates, net sales in Albany Engineered Composites increased 30.2 percent, Albany Filtration Technologies increased 9.4 percent, and PrimaLoft improved by 7.9 percent. Sales in Albany Engineered Fabrics decreased 3.2 percent compared to Q1 2006, primarily due to lower sales to original equipment manufacturers during the quarter. While the order backlog in Engineered Fabrics was unchanged, backlogs in the other Applied Technologies businesses were strong.

Albany Door Systems

This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

Led by strong new product and after-market sales in Europe and Asia, Door System net sales increased 17.0 percent compared to the same period last year and 8.9 percent excluding the effect of changes in currency translation rates. Compared to Q1 2006, the order backlog is strong and reflects the impact of new product introductions.

Comments on Current and Planned Activities

President and CEO Joe Morone commented, “In our Q3 2006 earnings release, I discussed our short-term objective of returning by Q4 this year, to the profitability levels of Q2 2006, excluding the effects of cost reduction and process improvement initiatives. In our most recent earnings release, I told you that the operating results and market conditions that we experienced in Q4 2006 suggested that we were indeed on trend toward meeting that objective. Q1 2007 provides further evidence that we remain on trend.

“As I also discussed in our last two earnings releases, this trend toward gradually improving profitability is shaped by three distinct components: recovery in Paper Machine Clothing (PMC) revenue from the Q3 2006 bottom, company-wide cost reduction and process improvement initiatives, and continued growth of the emerging businesses. In Q1 2007 we made good progress on each of these three fronts.

“Turning first to PMC revenue, excluding the effect of currency, Q1 net sales were down 3.7 percent compared to a year ago. However, PMC revenue is on trend toward our 2007 Q4 objective. In Western Europe, with volume increases more than offsetting lower average prices, revenue rose 3.9 percent over Q4 2006, which in turn had been 8.6 percent higher than the Q3 2006 low point. Orders in Western Europe are also strong. Revenue in the Americas grew compared to Q4 2006, and orders remained firm. Pacific Corridor sales were soft in Q1, but orders are strong and we continue to make good progress toward the completion of our plant expansion in Korea and our new plant in China.

“We remain cautious in our outlook for PMC revenue. On the positive side, orders are strong, especially in Europe and Asia, and several new products are beginning to have an impact in the market. But our view of these positive indicators is tempered by the knowledge that our customer base in PMC continues to consolidate in both the Americas and Europe, and as we saw in 2006, the PMC industry remains highly competitive.

“It is precisely this sense of caution that provides motivation for the second contributor to the trend toward gradual improvement: the company-wide cost reduction and process improvement initiatives. As we discussed in the Q3 2006 earnings release, we have been undertaking three sets of cost reduction initiatives: reduction of administrative costs, consolidation of manufacturing capacity, and restructuring of our global procurement practices. In Q1, our earnings were reduced $0.24 per share by costs associated with these and other performance improvement initiatives. We have incurred a cumulative total of $0.40 per share for costs associated with these initiatives over the last three quarters. Consistent with our earlier estimates, we still expect total annualized savings from these initiatives to reach $0.45 per share by year’s end. We also expect to take additional charges in Q2 and Q3 that should lead to additional savings in 2008 and beyond.

“The third contributing factor to the gradual improvement in earnings is the growth in the emerging businesses. Compared to Q1 2006 and excluding currency translation effects, Composites sales grew 30.2 percent, Filtration by 9.4 percent, Door Systems by 8.9 percent, and PrimaLoft by 7.9 percent. Orders in each of these businesses were strong. The one drag on growth in the emerging businesses this quarter was Engineered Fabrics, which accounts for roughly half of the revenue in the Applied Technologies segment. Compared to Q1 2006, and once again excluding the effect of changes in currency translation rates, Engineered Fabrics revenue declined by 3.2 percent. Orders in Q1 were also slow. We do not believe this slowdown in Engineered Fabrics is due to any structural or competitive factors, and we do expect a rebound later in the year.

“More generally, we continue to be especially encouraged by developments in the Composites business, and are making steady progress in our efforts to build the manufacturing and engineering base required to sustain rapid and profitable growth. We are also encouraged by our exploration of ways to accelerate growth of the Door Systems business, and by the sales and orders growth in our Filtration business, which is being driven by the requirement for environmental control in the power generation market in China.

“So in sum, we think we are still on track toward our short-term target of returning, by year’s end, to the operating income levels of Q2 2006. We remain bullish in the long term about the Albany cash and grow business model and cautiously optimistic about the short term. Our optimism stems from growing competitive strength in PMC, progress in cost-cutting and process improvement initiatives, and continued growth in the emerging businesses; while our caution stems from the recognition that those underlying conditions that hit the top line in PMC in Q3 are still in place.”

The Company plans a live web cast to discuss first-quarter 2007 financial results on Friday, April 27, 2007, at 9:00 a.m. Eastern Time. For access, go to www.albint.com

Albany International is the world’s largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 6,150 people worldwide. Our plants are strategically located to serve our global customers. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

Forward-looking statements in this release or in the webcast, including statements about future economic conditions, materials costs, growth in PMC sales and operating income during the next several quarters, growth expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost reduction and process improvement initiatives, pension contributions, pricing conditions in the PMC industry, paper industry outlook, the amount and timing of capital expenditures, tax rates, and depreciation and amortization are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2006 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Net sales	$257,738	$251,223
Cost of goods sold	159,352	147,247

Gross profit	98,386	103,976
Selling, technical, general and research expenses	82,327	74,562

Operating income	16,059	29,414
Interest expense, net	3,302	1,879
Other (income)/expense, net	(30)	909

Income before income taxes	12,787	26,626
Income tax expense	3,197	7,988

Income before associated companies	9,590	18,638
Equity in (losses)/earnings of associated companies	(285)	177

Net income	9,305	18,815

Earnings per share:
Basic	$0.32	$0.60
Diluted	$0.31	$0.59

Shares used in computing earnings per share:
Basic	29,265	31,419
Diluted	29,672	31,919

Dividends per share	$0.10	$0.09

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	March 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$56,426	$68,237
Accounts receivable, net	205,616	209,907
Inventories	238,894	224,210
Deferred taxes	16,488	16,290
Prepaid expenses	13,122	10,552
Total current assets	530,546	529,196

Property, plant and equipment, net	407,588	397,521
Investments in associated companies	6,321	6,634
Intangibles	8,937	9,343
Goodwill	174,797	172,890
Deferred taxes	112,286	112,280
Cash surrender value of life
insurance policies	42,099	41,197
Other assets	41,105	37,486
Total assets	$1,323,679	$1,306,547

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$21,488	$12,510
Accounts payable	44,414	50,214
Accrued liabilities	114,329	101,995
Current maturities of long-term debt	11,171	11,167
Income taxes payable and deferred	1,686	20,099
Total current liabilities	193,088	195,985

Long-term debt	345,859	354,587
Other noncurrent liabilities	219,273	219,774
Deferred taxes and other credits	54,089	37,076
Total liabilities	812,309	807,422

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 34,633,542 in 2007 and 34,518,870 in 2006.	35	35
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2007 and 2006	3	3
Additional paid in capital	320,010	316,164
Retained earnings	545,484	541,602
Accumulated items of other comprehensive income:
Translation adjustments	(13,831)	(18,348)
Pension liability adjustment	(81,071)	(81,071)
	770,630	758,385
Less treasury stock (Class A), at cost
(8,540,882 shares in 2007 and 2006)	259,260	259,260
Total shareholders' equity	511,370	499,125
Total liabilities and shareholders' equity	$1,323,679	$1,306,547

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$9,305	$18,815
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in earnings of associated companies	285	(177)
Depreciation	14,187	13,174
Amortization	1,131	778
Provision for deferred income taxes, other credits and long-term liabilities	915	893
Provision for write-off of equipment	66	95
Increase in cash surrender value of life insurance	(902)	(854)
Unrealized currency transaction
gains and losses	169	1,721
Shares contributed to ESOP	1,961	3,145
Stock option expense	200	386
Tax benefit of options exercised	(145)	(226)
Issuance of shares under long-term
incentive plan	937	-

Changes in operating assets and
liabilities, net of business acquisition:
Accounts receivable	5,185	(3,312)
Note receivable	-	(336)
Inventories	(13,641)	(14,711)
Prepaid expenses	(2,446)	(1,786)
Accounts payable	(6,041)	4,895
Accrued liabilities	11,809	5,331
Income taxes payable	(4,727)	(290)
Other, net	(899)	(849)
Net cash provided by operating activities	17,349	26,692

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23,206)	(19,764)
Purchased software	(2,683)	(85)
Acquisitions, net of cash acquired	-	(6,232)
Net cash (used in) investing activities	(25,889)	(26,081)

FINANCING ACTIVITIES
Proceeds from borrowings	10,532	186,875
Principal payments on debt	(10,437)	(9,105)
Purchase of treasury shares	-	(101,104)
Purchase of call options on common stock	-	(47,688)
Sale of common stock warrants	-	32,961
Proceeds from options exercised	603	869
Tax benefit of options exercised	145	226
Debt issuance costs	-	(4,704)
Dividends paid	(2,919)	(2,910)
Net cash (used in)/provided by financing activities	(2,076)	55,420

Effect of exchange rate changes on cash flows	(1,195)	962

(Decrease)/increase in cash and cash equivalents	(11,811)	56,993
Cash and cash equivalents at beginning of year	68,237	72,771
Cash and cash equivalents at end of period	$56,426	$129,764